EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Common Stock
The following is a summary of Westlake Chemical Corporation’s (“Westlake,” “we,” “us” and “our”) common stock, par value $0.01 per share, which is listed on the New York Stock Exchange under the symbol “WLK.” This summary does not purport to be complete and is subject to and qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws and to provisions of applicable law.
Each share of common stock entitles the holder to one vote on all matters on which holders are permitted to vote, including the election of directors. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of the common stock will share equally on a per share basis any dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of our preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.
Election and Removal of Directors
Our Board of Directors consists of between one and 15 directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of defaults. The exact number of directors will be fixed from time to time by resolution of the Board. Our Board of Directors is divided into three classes serving staggered three-year terms, with only one class being elected each year by our stockholders. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors. In addition, no director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the Board of Directors and any newly created directorship may only be filled by the affirmative vote of a majority of the remaining directors in office.
Stockholder Meetings
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by the chairman of our Board of Directors or a majority of the directors. Our amended and restated certificate of incorporation and our amended and restated bylaws specifically deny any power of any other person to call a special meeting.
Stockholder Action by Written Consent
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that holders of our common stock will not be able to act by written consent without a meeting, unless such consent is unanimous.
Amendment of Certificate of Incorporation
The provisions of our amended and restated certificate of incorporation described above under “—Election and Removal of Directors,” “—Stockholder Meetings” and “—Stockholder Action by Written Consent” may be amended only by the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of voting stock, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of voting stock is generally required to amend other provisions of our amended and restated certificate of incorporation.
Amendment of Bylaws
Our amended and restated bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:

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the affirmative vote of a majority of directors present at any regular or special meeting of the Board of Directors called for that purpose, provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with specified provisions of the bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, classification of the Board of Directors, nomination of directors, special meetings of directors, removal of directors, committees of the Board of Directors and indemnification of directors and officers, requires the affirmative vote of at least 75% of all directors in office at a meeting called for that purpose; or

•	the affirmative vote of holders of 75% of the voting power of our outstanding shares of voting stock, voting together as a single class.
Other Limitations on Stockholder Actions
Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.
Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	the number of shares of our stock beneficially owned by the stockholder and evidence of such ownership; and

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the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares of our stock such persons beneficially own.

To be timely, a stockholder must generally deliver notice:

•
in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or

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in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

In order to submit a nomination for our Board of Directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
Limitation on Liability of Directors
Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.
Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
Anti-Takeover Effects of Some Provisions
Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Transactions and Corporate Opportunities
Our amended and restated certificate of incorporation includes provisions that regulate and define the conduct of specified aspects of the business and affairs of our company. These provisions serve to determine and delineate the respective rights and duties of our company, our principal stockholder, TTWF LP, and its direct and indirect equity owners and directors, officers, employees, partners or equity owners of such entities (the “principal stockholder affiliates”), and some of our directors and officers in anticipation of the following:

•	the principal stockholder affiliates serving as our directors and/or officers;

•	the principal stockholder affiliates engaging in lines of business that are the same as, or similar to, our lines of business;

•	the principal stockholder affiliates having an interest in the same areas of corporate opportunity as we have; and

•	we and the principal stockholder affiliates engaging in material business transactions.
We may enter into agreements with the principal stockholder affiliates to engage in any transaction. We may also enter into agreements with the principal stockholder affiliates to compete or not to compete with each other, including agreements to allocate, or to cause our directors, officers and employees and the principal stockholder affiliates to allocate, opportunities between the principal stockholder affiliates and us. Our amended and restated certificate of incorporation provides that no such agreement will be considered contrary to any fiduciary duty of the principal stockholder affiliates, as our direct and indirect controlling stockholders, or our directors, officers or employees. Neither the principal stockholder affiliates nor any of our directors, officers or employees who are also principal stockholder affiliates are under any fiduciary duty to us to refrain from acting on our behalf or on behalf of the principal stockholder affiliates in respect of any such agreement or transaction. These provisions are generally subject to the corporate opportunity obligations described below with which the principal stockholder affiliates and our officers and directors who are also principal stockholder affiliates must comply.
Under our amended and restated certificate of incorporation, the principal stockholder affiliates have no duty to refrain from engaging in activities or lines of business similar to ours or from doing business with any of our clients, customers or vendors and, except as discussed in the above paragraph, the principal stockholder affiliates will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of any of these activities. In addition, if the principal stockholder affiliates or one of our directors or officers who is also a principal stockholder affiliate acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both our company and the principal stockholder affiliates, then neither the principal stockholder affiliates nor any such person will have a duty to communicate or offer this corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that the principal stockholder affiliates pursue or acquire the corporate opportunity for themselves, direct the corporate opportunity to another person or do not communicate information regarding the corporate opportunity to us, so long as the principal stockholder affiliates act in a manner consistent with the following policy: A corporate opportunity offered to the principal stockholder affiliates or to any person who is one of our officers or directors and who is also a principal stockholder affiliate will belong to the principal stockholder affiliates, unless the opportunity was expressly offered in writing to the principal stockholder affiliates solely in their capacity as direct and indirect stockholders of our company or to that person solely in his or her capacity as one of our directors or officers.
Anyone becoming one of our stockholders will be deemed to have notice of and consented to these provisions of our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation provides that in no event shall any amendment of these provisions subject any principal stockholder affiliate to liability for any act or omission occurring prior to such amendment for which such person would be deemed not to be liable under these provisions prior to such amendment.
Delaware Business Combination Statute
We have expressly elected not to be subject to Section 203 of the General Corporation Law of the State of Delaware, which is described below. However, our stockholders can amend our amended and restated certificate of incorporation and amended and restated bylaws to elect to be subject to Section 203. Section 203 provides that, subject to specified exceptions, an interested stockholder of a Delaware corporation is not permitted to engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that stockholder became an interested stockholder, unless one of the following conditions is met:

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prior to the time the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

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on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, “interested stockholder” means:

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any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.
If we ever become subject to Section 203, it may be more difficult for a person who is an interested stockholder to effect various business combinations with us for the applicable three-year period. Section 203, if it becomes applicable, also may have the effect of preventing changes in our management. It is possible that Section 203, if it becomes applicable, could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests. The provisions of Section 203, if it becomes applicable, may cause persons interested in acquiring us to negotiate in advance with our Board of Directors. The restrictions on business combinations set forth in Section 203 are not applicable to the principal stockholder so long as the principal stockholder holds 15% or more of our outstanding shares of common stock. Because we are not currently subject to Section 203, the principal stockholder, as a controlling stockholder, may find it easier to sell its controlling interest to a third party because Section 203 would not apply to the third party.
1.625% Senior Notes due 2029
The following is a summary of our 1.625% senior notes due 2029, which are listed on the New York Stock Exchange under the symbol “WLK29.” This summary does not purport to be complete and is subject to and qualified by reference to the indenture governing the notes.
General
Westlake issued the notes under an indenture, dated as of January 1, 2006, among itself, the potential subsidiary guarantors listed therein and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, National Association), as trustee, as supplemented and amended by a twelfth supplemental indenture entered into on July 17, 2019. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.
The indenture does not limit the amount of debt securities that may be issued under the indenture. We may issue additional debt securities under the indenture from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same terms (except for the issue date, and, in some cases, the public offering price and, to the extent applicable, the first date of interest accrual and the first interest payment date) as, and ranking equally and ratably with, the notes; provided that any additional notes shall be issued under a separate CUSIP or ISIN number unless the additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the notes, will constitute a single series of securities under the indenture, including for purposes of voting. No such additional notes may be issued if an “event of default” (as such term is defined below) has occurred and is continuing with respect to the notes.
The registered holder of a note will be treated as the owner of the note for all purposes. Only registered holders will have rights under the indenture.
Principal, Maturity and Interest
Westlake issued €700,000,000 in aggregate principal amount of notes in July 2019. The notes will mature on July 17, 2029. Interest on the notes accrues at the rate of 1.625% per annum and is payable annually in arrears on July 17 of each year, commencing on July 17, 2020. Westlake will make each interest payment in accordance with the provisions set forth under “—Payments and Paying Agents” below.
Interest on the notes accrues from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or from July 17, 2019, if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
If the principal of or any premium or interest on the notes is payable on a day that is not a business day, the payment will be made on the following business day and no interest shall accrue for the intervening period. For these purposes, a “business day” is any day that is: (a) not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York, Houston, Texas or London, United Kingdom is authorized or obligated by law, regulation or executive order to remain closed; and (b) a day on which commercial banking institutions are open for business and carrying out transactions in Euros in the United Kingdom and in the country in which the paying agent has its specified office and is a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is operating.
The notes were issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof in book-entry form only. See “—Book-Entry, Clearance and Settlement.”
Issuance in Euro
Initial holders were required to pay for the notes in Euros, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in Euros. If the Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the Euro is again available to us or so used. The amount payable on any date in Euros will be converted into dollars on the basis of the most recently available market exchange rate for Euros. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
Ranking
The notes are senior unsecured obligations of Westlake and rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Westlake.
The notes effectively rank junior to all existing and future secured indebtedness of Westlake to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of Westlake’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to such assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our senior unsecured indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.
In addition, none of our subsidiaries guarantee the notes. We may in the future incur indebtedness guaranteed by our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, that subsidiary will pay the holders of its debt, the holders of any of our debt which is guaranteed by such subsidiary and its trade creditors before it will be able to distribute any of its assets to us. Accordingly, the notes are effectively subordinated to creditors, including trade creditors, if any, of our subsidiaries.
Optional Redemption
The notes are redeemable at our option, in whole or in part, at any time and from time to time prior to April 17, 2029 (three months prior to the maturity date of the notes (the “Par Call Date”)), in principal amounts of €1,000 and integral multiples of €1,000 in excess thereof, provided that the unredeemed portion of a note must be in a minimum principal amount of €100,000, for a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

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the sum of the present values of the Remaining Scheduled Payments on the notes being redeemed that would be due if the notes matured on the Par Call Date (excluding accrued and unpaid interest to the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 30 basis points, plus accrued and unpaid interest on the notes being redeemed to the redemption date.
In addition, at any time on or after the Par Call Date, the notes will be redeemable at our option, in whole or in part, in principal amounts of €1,000 and integral multiples of €1,000 in excess thereof, provided that the unredeemed portion of a note must be in a minimum principal amount of €100,000, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined above) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.
“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on each note to be redeemed that would be due after the related redemption date but for such redemption.
We will deliver notice of a redemption not less than 10 days nor more than 60 days before the redemption date to holders of notes to be redeemed. Once notice of redemption is sent, the notes called for redemption will become due and payable on the redemption date at the applicable redemption price. A notice of redemption may not be conditional.
If we elect to redeem less than all of the notes, and such notes are at the time represented by a global note, then the particular notes to be redeemed will be selected in accordance with the procedures of the Clearing Systems. If we elect to redeem less than all of the notes, and any of such notes are not represented by a global note, then the notes to be redeemed shall be selected by lot or pro rata. Unless there is a default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.
We may at any time, and from time to time, purchase the notes at any price or prices in the open market, through negotiated transactions, by tender offer or otherwise.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced and becomes effective on or after the issue date of the notes, we determine (based on an opinion issued to us by counsel of recognized standing with respect to U.S. federal income tax matters) that we become obligated to pay additional amounts as described under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment of the principal of and interest on the notes to a holder that is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1) to any tax, assessment or other governmental charge that is imposed solely by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;
(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;
(d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(2) to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or as a precondition to exemption from such tax, assessment or other governmental charge;
(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or an applicable withholding agent from the payment;
(5) to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(6) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(7) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).
The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Sinking Fund
The notes are not entitled to any sinking fund.
Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “—Optional Redemption” in accordance with the indenture, each holder of the notes will have the right to require us to purchase all or a portion (€1,000 or an integral multiple of €1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date; provided that the principal amount of a note remaining outstanding after a repurchase in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.
Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to deliver a notice to each holder of the notes not redeemed, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will, among other things, state the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by applicable law (the “Change of Control Payment Date”), describe the transaction or transactions constituting the Change of Control Triggering Event and offer to repurchase the notes. The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

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deliver or cause to be delivered to the trustee the notes to be redeemed properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the notes if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer otherwise required to be made by us and such third party purchases all such notes properly tendered and not withdrawn under its offer or (2) a notice of redemption has been given to the holders of all of the notes in accordance with the terms of the indenture, unless and until there is a default in payment of the redemption price.
A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place with respect to the Change of Control at the time of making of the Change of Control Offer.
We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.
For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:
“Below Investment Grade Rating Event” means the rating on the notes is lowered and as a result the notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended if the rating of the notes is under publicly announced consideration for possible downgrade by any Rating Agency on such 60th day, such extension to last with respect to each Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the notes below Investment Grade or (y) publicly announces that it is no longer considering the notes for possible downgrade; provided, that no such extension will occur if on such 60th day the notes are rated Investment Grade not subject to review for possible downgrade by any Rating Agency); provided, that a rating event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event). If any Rating Agency withdraws its rating on the notes or otherwise ceases to provide a rating on the notes on any day during the Trigger Period for any reason and we have not selected a replacement Rating Agency pursuant to the terms of the indenture, the rating of such Rating Agency shall be deemed to be below an Investment Grade Rating on such day.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

•
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Westlake and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to Westlake or one of its Subsidiaries;

•
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of Westlake or any of its Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the ultimate Beneficial Owner, directly or indirectly, of our Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock;

•
we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving Person or its parent immediately after giving effect to such transaction;

•
during any period of 24 consecutive calendar months, the majority of the members of our board of directors shall no longer be composed of individuals (a) who were members of our board of directors on the first day of such period or (b) whose election or nomination to our board of directors was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of our board of directors or, if directors are nominated by a committee of our board of directors, constituting at the time of such nomination, at least a majority of such committee; or

•	the adoption of a plan relating to our liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” (as defined under the Exchange Act) as a replacement for such Rating Agency; provided, that we shall give written notice of such appointment to the trustee.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.
“Voting Stock” of any specified Person as of any date means the capital stock (or comparable equity interests) of such Person that is at the time entitled to vote generally in the election of the board of directors (or members of the governing body) of such Person.
For purposes of the notes, “Person” includes any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Westlake and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Westlake and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Certain Covenants
The indenture will contain, among others, the following covenants:
Restrictions on Secured Debt
Under the indenture, Westlake will not, and we will not permit any Restricted Subsidiary (as defined below) to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Debt”), secured by pledge of, or mortgage or lien on, any Principal Property (as defined below) of Westlake or any Restricted Subsidiary, or any shares of stock of or Debt of any Restricted Subsidiary (such pledges, mortgages and liens being called “Mortgage” or “Mortgages” and such Debt secured by such Mortgages being called “Secured Debt”), without effectively providing that the notes (together with, if we shall so determine, any other indebtedness of Westlake or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the notes) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured, unless after giving effect thereto, the aggregate amount of all such Secured Debt plus all Attributable Debt of Westlake and its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction (as defined below) would not, at the time of such incurrence, issuance, assumption or guarantee, exceed 15% of Consolidated Net Tangible Assets; provided, however, that this restriction shall not apply to, and there shall be excluded from Secured Debt in any computation under such restriction, indebtedness secured by:

•	Mortgages on such property or shares of stock or Debt existing on the first date the notes were originally issued;

•
Mortgages on such property or shares of stock of or Debt of any Person, which Mortgages are existing at the time (1) such Person became a Restricted Subsidiary, (2) such Person is merged into or consolidated with Westlake or any of its Subsidiaries or (3) Westlake or one of its Subsidiaries merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Mortgage was not incurred in anticipation of such transaction and was outstanding prior to such transaction;

•	Mortgages in favor of Westlake;

•
Mortgages in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including Mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages;

•	Mortgages in favor of any governmental entity to secure progress, advance or other payments pursuant to any contract or provision of any statute;

•	Mortgages on such property or shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation);

•
Mortgages on such property or shares of stock or Debt to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or Debt, the completion of any construction or the commencement of full operation, for the purpose of financing all or any part of the purchase price or construction cost thereof;

•	Mortgages incurred in connection with a Sale and Leaseback Transaction satisfying the provisions described under “—Limitations on Sale and Leaseback Transactions” below; and

•
any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing bullet points; provided that such extension, renewal or replacement Mortgage shall be limited to all or a part of the same such property or shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

Limitations on Sale and Leaseback Transactions
Under the indenture, Westlake will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including us or any Restricted Subsidiary) or to which any such lender or investor is a party, providing for the leasing by us or a Restricted Subsidiary for a period, including renewals, in excess of three years of any Principal Property the ownership of which has been or is to be sold or transferred, more than 180 days after the completion of construction and commencement of full operation thereof, by us or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property (referred to as a “Sale and Leaseback Transaction”) unless:

•	such Sale and Leaseback Transaction is with a governmental entity that provides financial or tax benefits;

•
we or such Restricted Subsidiary could create Secured Debt pursuant to the provisions described under “—Restrictions on Secured Debt” on the Principal Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing notes issued under the indenture; or

•
the net proceeds of the sale or transfer of the Principal Property leased pursuant to such Sale and Leaseback Transaction is at least equal to the fair market value of such Principal Property and (b) within 180 days after such sale or transfer shall have been made by us or by a Restricted Subsidiary, we apply an amount not less than the greater of (1) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (2) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as evidenced by an officers’ certificate delivered to the trustee) to the retirement of Funded Debt (as defined below) of Westlake; provided that the amount to be applied to the retirement of Funded Debt of Westlake shall be reduced by (x) the principal amount of notes issued under the indenture delivered within 180 days after such sale to the trustee for retirement and cancellation, and (y) the principal amount of Funded Debt other than notes issued under the indenture, voluntarily retired by us within 180 days after such sale. No retirement referred to in this bullet point may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or mandatory prepayment provision.

Limitations on Consolidations, Mergers and Sales of Assets
The indenture will provide that we may not consolidate with or merge into any entity or sell, lease, convey, assign, transfer or dispose of all or substantially all of our assets to any entity unless:

•
the resulting, surviving or transferee Person is either Westlake or is a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, and, if not Westlake, the resulting entity assumes by a supplemental indenture the due and punctual payments on the notes and the performance of our covenants and obligations under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default under the indenture has occurred and is continuing or would result from the transaction.
Upon any transaction of the type described above, the resulting entity will succeed to and be substituted for and may exercise all of our rights and powers under the indenture and the notes with the same effect as if the resulting entity had been named as us in the indenture. In the case of any asset transfer or disposition other than a lease, when the resulting entity assumes all of our obligations and covenants under the indenture and the notes, we will be relieved of all such obligations.
Certain Definitions
“Attributable Debt” means, as to any lease in respect of a Sale and Leaseback Transaction under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (or, if earlier, the first date upon which such lease may be terminated without penalty), discounted from the respective due dates thereof to such date at the weighted average rate per annum borne by the notes, compounded annually. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. Unless we elect to calculate the total amount of rent required to be paid through the first date upon which such lease may be terminated without penalty (if such a provision exists), in the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under finance leases and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of Westlake and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles in the United States as in effect from time to time. Deferred income taxes, deferred investment tax credit or other similar items, as calculated in accordance with generally accepted accounting principles in the United States as in effect from time to time, will not be considered as a liability or as a deduction from or adjustment to total assets.
“Euro” or “€” means the official currency of the European Union member states participating in the European Monetary Union.
“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date of the most recent balance sheet of Westlake and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower of such indebtedness.
“Principal Property” means any single parcel of real estate, any single manufacturing plant or any single warehouse owned or leased in connection with a Sale and Leaseback Transaction by Westlake or any Subsidiary which is located within the United States and the net book value of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing plant or warehouse or portion thereof (1) which is a pollution control or other facility financed by obligations issued by a state or local government unit and described in Sections 141(a), 142(a)(5), 142(a)(6), 142(a)(10) or 144(a) of the Internal Revenue Code (or their successor provisions) or by any other obligations the interest of which is excluded under Section 103 of the Internal Revenue Code (or its successor provision), or (2) which, in the good-faith opinion of our board of directors, as evidenced by a board resolution, is not of material importance to the total business conducted by Westlake and its Subsidiaries taken as a whole.
“Restricted Subsidiary” means a wholly-owned Subsidiary of Westlake substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns a Principal Property; provided, however, that the term Restricted Subsidiary shall not include any Subsidiary that is principally engaged in (1) the business of financing; (2) the business of owning, buying, selling, leasing, dealing in or developing real property; or (3) the business of exporting goods or merchandise from or importing goods or merchandise into the United States.
“Subsidiary” means a Person more than 50% of the outstanding Voting Stock (as defined above) of which is owned, directly or indirectly, by Westlake or by one or more other Subsidiaries, or by Westlake and one or more other Subsidiaries.
Events of Default
The following are events of default with respect to the notes:

•	our failure to pay interest on the notes for 30 days after becoming due;

•	our failure to pay principal of or any premium on the notes when due;

•
our failure to comply with any covenant or agreement of the notes or the indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of another series of notes) for 60 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding notes issued under the indenture that are affected by that failure; and

•	specified events involving bankruptcy, insolvency or reorganization of Westlake.
A default under one series of notes will not necessarily be a default under any other series. If a default or event of default for the notes occurs, is continuing and is known to the trustee, the trustee will notify the holders of the notes within 90 days after it occurs. The trustee may withhold notice to the holders of the notes of any default or event of default, except in any payment on the notes, if the trustee in good faith determines that withholding notice is in the interests of the holders of those notes.
If an event of default for the notes occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes (or, in some cases, 25% in principal amount of all notes issued under the indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those notes to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of Westlake occurs, the principal of and accrued and unpaid interest on the notes will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration has been made, the holders of a majority in principal amount of the outstanding notes (or, in some cases, of all notes issued under the indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement and its consequences.
A holder of notes may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to the notes;

•	the holders of at least 25% in principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request.
This provision does not, however, affect the right of a holder of notes to sue for enforcement of any overdue payment.
The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the trustee indemnity satisfactory to it. Subject to this provision for indemnification, the holders of a majority in principal amount of the outstanding notes (or a majority in principal amount of all notes issued under the indenture that are affected, voting as one class) generally may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.
If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs.
The indenture requires us to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in performance.
Modification and Waiver
We and the trustee may supplement or amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding notes of all series issued under the indenture that are affected by the amendment or supplement (voting as one class). Without the consent of the holder of each note affected, however, no modification may:

•	reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the notes;

•	reduce the principal of the notes or change their stated maturity;

•	reduce any premium payable on the redemption of the notes or change the time at which the notes may or must be redeemed;

•	change any obligation to pay additional amounts on the notes;

•	make payments on the notes payable in currency other than as originally stated in the notes;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the notes;

•
make any change in the percentage of principal amount of notes necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification; and

•	waive a continuing default or event of default regarding any payment on the notes.
We and the trustee may supplement or amend the indenture or waive any provision of the indenture without the consent of any holders of notes issued under the indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to conform the provisions of the indenture (as amended or supplemented) or the notes to the “Description of the Senior Notes” section of the applicable prospectus supplement;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide for uncertificated notes in addition to or in place of certificated notes or to provide for bearer notes;

•	to provide any security for, or to add any guarantees of or obligors on, any series of notes;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any notes or to surrender any rights we have under the indenture;

•	to add events of default with respect to any series of notes;

•	to make any change that does not adversely affect any outstanding notes of any series issued under the indenture in any material respect; and

•	to establish the form or terms of any notes and to accept the appointment of a successor trustee, each as permitted under the indenture.
The holders of a majority in principal amount of the outstanding notes (or, in some cases, a majority in principal amount of all notes issued under the indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to the notes. Those holders may not, however, waive any default or event of default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.
Defeasance and Discharge
Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee under the indenture any combination of money or government securities sufficient to make payments on the notes on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the notes (“legal defeasance”); or

•
we will no longer have any obligation to comply with specified restrictive covenants with respect to the notes, the covenant described under “—Certain Covenants—Limitations on Consolidations, Mergers and Sales of Assets” above and other specified covenants under the indenture, and the related events of default will no longer apply (“covenant defeasance”).

If the notes are defeased, the holders of the notes will not be entitled to the benefits of the indenture, except for obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes or maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive.
We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the beneficial owners of the notes to recognize income, gain or loss for U.S. federal income tax purposes and that the beneficial owners would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.
Satisfaction and Discharge. In addition, the indenture will cease to be of further effect with respect to the notes, subject to exceptions relating to compensation and indemnity of the trustee under the indenture and repayment to us of excess money or government securities, when:

•	either

o	all outstanding notes have been delivered to the trustee for cancellation; or

o	all outstanding notes not delivered to the trustee for cancellation either:

▪	have become due and payable

▪	will become due and payable at their stated maturity within one year, or

▪	are to be called for redemption within one year; and

▪	we have deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the notes when due; and

▪	we have paid all other sums payable by us with respect to the notes.
Governing Law
New York law governs the indenture and the notes.
The Trustee
The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, National Association) acts as the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. acts as the trustee with respect to the notes.
The indenture contains limitations on the right of the trustee, if it or any of its affiliates is then our creditor to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.
Payments and Paying Agents
We will make payments on the notes in Euros and such payments on notes represented by a global security will be made through one or more paying agents to the Clearing Systems or their nominee.
We will make interest payments to the person in whose name the note is registered at the close of business on the record date for the interest payment. The regular record dates for the notes will be the close of business (in the relevant Clearing System) on the Clearing System Business Day immediately preceding each interest payment date (or, if the notes are held in definitive form, the 15th calendar day preceding each interest payment date, whether or not a business day).
The Bank of New York Mellon, London Branch is designated as the paying agent for payments on notes issued under the indenture pursuant to a paying agency agreement entered into on July 17, 2019. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
If the principal of or any premium or interest on the notes is payable on a day that is not a Clearing System Business Day, the payment will be made on the following Clearing System Business Day. For these purposes, a “Clearing System Business Day” means a day on which each Clearing System for which any global security is being held is open for business.
Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the notes that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders of notes entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.
Book-Entry, Clearance and Settlement
The description of the Clearing Systems in this section reflects our understanding of the rules and procedures of Clearstream Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.
The notes will initially be represented by one or more fully registered global securities. Each such global security will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream Luxembourg and Euroclear. Except as described below, the global securities may be transferred, in whole and not in part, only to Euroclear or Clearstream Luxembourg or their respective nominees. You may hold your interests in the global securities in Europe through Clearstream Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests in the global securities on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream Luxembourg’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the securities will be reflected in the book-entry records of Clearstream Luxembourg and Euroclear.
Any secondary market trading of book-entry interests in the notes will take place through Clearstream Luxembourg and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in Euros.
Clearstream Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the Clearing Systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among the Clearing Systems to trade securities across borders in the secondary market.
The policies of Clearstream Luxembourg and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in the notes. We, the trustee and the paying agent have no responsibility for any aspect of the records kept by Clearstream Luxembourg or Euroclear or any of their direct or indirect participants. We, the trustee and the paying agent also do not supervise these systems in any way.
Clearstream Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.
Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the Clearing Systems and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a noteholder.
Clearstream Luxembourg
Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries.
As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.
Distributions with respect to interests in the notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.
Euroclear
Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.
All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.
Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.
Clearance and Settlement Procedures
Investors that hold their securities through Clearstream Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream Luxembourg and Euroclear participants on the business day following the issue date, for value on the issue date. They will be credited either free of payment or against payment for value on the issue date.
Secondary market trading between Clearstream Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.
You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream Luxembourg or Euroclear is used.
Clearstream Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream Luxembourg customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures.
Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of Clearstream Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
If the Clearing Systems are at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the notes in definitive form in exchange for the entire global note representing such notes. In addition, we may at any time, and in our sole discretion and subject to the procedures of the Clearing Systems, determine not to have the notes represented by the global note and, in such event, will issue notes in definitive form in exchange for the global note representing such notes. In any such instance, an owner of a beneficial interest in the global note will be entitled to physical delivery in definitive form of notes represented by such global note equal in principal amount to such beneficial interest and to have such notes registered in its name.

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